As filed with the Securities and Exchange Commission on May 5, 2000
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HERMAN MILLER, INC.

(Exact Name of Registrant as Specified in Its Charter)

Michigan	38-0837640
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
855 East Main Avenue
Zeeland, Michigan 49464-0302
(616) 654-3000
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

James E. Christenson

Herman Miller, Inc.
855 East Main Avenue
Zeeland, Michigan 49464-0302
(616) 654-3000
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copy to:

Michael G. Wooldridge
Varnum, Riddering, Schmidt & Howlett LLP
Suite 1700, 333 Bridge Street, N.W.
Grand Rapids, Michigan 49504
(616) 336-6000
Fax (616) 336-7000

    Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [   ]
    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [   ]

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of Each Class of	Amount to be	Maximum Aggregate Price	Maximum Aggregate	Amount of
Securities to be Registered	Registered(1)	Per Unit(1)(2)	Offering Price(1)(2)	Registration Fee

Debt Securities	$300,000,000	100%	$300,000,000	$79,200

(1)	Such indeterminate principal amount of debt securities as may at various times be issued at indeterminate prices.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457. The aggregate public offering price of the securities registered hereby will not exceed $300,000,000.
Herman Miller, Inc. (“HMI”) hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until HMI shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. The prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS (Issued May 5, 2000, Subject to Completion)

$300,000,000

Herman Miller, Inc.

Debt Securities

HMI may offer debt securities from time to time. The specific terms of the debt securities offered will be included in a supplement to this prospectus. The prospectus supplement will also describe the manner in which the debt securities will be offered.

We urge you to read this prospectus and the accompanying prospectus supplement which will describe the specific terms of the debt securities carefully before you make your investment decision.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

The date of this prospectus is              , 2000

ABOUT THIS PROSPECTUS
WHERE YOU CAN FIND MORE INFORMATION
FORWARD-LOOKING STATEMENTS
THE COMPANY
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
DESCRIPTION OF DEBT SECURITIES
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
Part II
Signatures

      You should rely only on the information contained or incorporated by reference in this prospectus and the accompanying prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus and the accompanying prospectus supplement. We are offering to sell the debt securities, and seeking offers to buy the debt securities, only in jurisdictions where offers and sales are permitted. The information contained in this prospectus and the accompanying prospectus supplement is accurate only as of the date of this prospectus and the date of the accompanying prospectus supplement, regardless of the time of delivery of this prospectus or prospectus supplement or any sale of the debt securities. In this prospectus and the accompanying prospectus supplement, “HMI,” “we,” “us,” and “our” refer to Herman Miller, Inc.

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ABOUT THIS PROSPECTUS

       This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a “shelf” registration process. Under this shelf registration process, we may sell the debt securities described in this prospectus in one or more offerings up to a total dollar amount of proceeds of $300,000,000. This prospectus provides you with a general description of the debt securities we may offer. Each time we sell debt securities, we will provide a prospectus supplement that will contain specific information about the terms of the offering. The prospectus supplement may also add, update, or change information contained in the prospectus. You should read this prospectus and any prospectus supplement together with additional information described under the heading, “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

       HMI files annual, quarterly and special reports, proxy statements and other information with the SEC. Its SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document HMI files at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. HMI maintains a website at http://www.hermanmiller.com, which contains information concerning HMI and its affiliates. The information contained at HMI’s website is not incorporated in this prospectus by reference and it should not be considered a part of this prospectus.

      This prospectus is part of a registration statement filed with the SEC by HMI. The full registration statement can be obtained from the SEC as indicated above, or from HMI.

      The SEC allows HMI to “incorporate by reference” the information it files with them, which means that HMI can disclose important information to you by referring you to those documents. Any information referenced this way is considered an important part of this prospectus, and information that HMI files later with the SEC will automatically update and supersede that information. HMI incorporates by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until it terminates this offering by filing a post-effective amendment which indicates the termination of this offering of the securities made by this prospectus:

•	Its Annual Report on Form 10-K for the fiscal year ended May 29, 1999

•	Its Quarterly Report on Form 10-Q for the fiscal quarter ended September 4, 1999

•	Its Quarterly Report on Form 10-Q for the fiscal quarter ended December 4, 1999

•	Its Quarterly Report on Form 10-Q for the fiscal quarter ended March 4, 2000

•	Its Current Report on Form 8-K, as amended, dated June 30, 1999

      You may request a copy of these filings at no cost, by writing or telephoning us at the following address or telephone number:

Robert Dentzman, Vice President of Treasury — Investor Relations

Herman Miller, Inc.
855 East Main Avenue
Zeeland, Michigan 49464-0302
Telephone: (616) 654-3000

      Any statement contained in a document incorporated by reference or considered to be incorporated by reference in this registration statement shall be considered to be modified or superseded for purposes of this registration statement to the extent a statement contained in this registration statement or in any subsequently filed document that is or is considered to be incorporated by reference modifies or supersedes such statement. Any statement that is modified or superseded shall not, except as so modified or superseded, constitute part of this prospectus.

FORWARD-LOOKING STATEMENTS

       Some statements contained in this document or incorporated by reference in this document constitute forward-looking statements as such term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Some factors could cause actual results to differ materially from those in the forward-looking statements. Factors that might cause such a material difference include, but are not limited to:

•	changes in the general economic climate,

•	economic conditions which affect buying patterns of HMI’s customers,

•	HMI’s ability to define and clarify customer needs and problems and to design solutions to such problems,

•	continued availability of capital and financing,

•	interest rate fluctuations,

•	HMI’s ability to improve operations and realize cost savings,

•	future profitability of acquired companies, and

•	competitive and other factors affecting business beyond HMI’s control.

THE COMPANY

       Herman Miller, Inc.’s principal business consists of the research, design, development, manufacture, and sale of office furniture and related products and services. Through research, HMI seeks to define and clarify customer needs and problems existing in its market and to respond by design and innovation, where appropriate and feasible, with products, systems, and service solutions, which address these customer needs. HMI’s furniture systems, seating, storage, and freestanding furniture products, and related services are used in:

•	office/institution environments including offices and related conference, lobby and lounge areas, and general public areas including transportation terminals;

•	small office and home office (SOHO) settings; and

•	other non-office environments such as clinical, industrial, and educational laboratories.

      HMI was incorporated in Michigan in 1905. One of HMI’s major plants and its corporate offices are located at 855 East Main Avenue, Zeeland, Michigan, 49464-0302, and its telephone number is (616) 654-3000.

USE OF PROCEEDS

       Unless otherwise specified in a prospectus supplement, HMI intends to use the net proceeds of any securities sold for the repayment of outstanding debt and general corporate purposes.

RATIO OF EARNINGS TO FIXED CHARGES

       HMI’s ratio of earnings to fixed charges were as follows for the respective periods indicated:

	Nine Months
	Ended		Year Ended

	March 4,	February 27,	May 29,	May 30,	May 31,	June 1,	June 3,
	2000	1999	1999	1998	1997	1996	1995

Ratio of Earnings to Fixed Charges	15.17	27.87	25.51	22.29	13.08	8.27	1.53

      In computing the ratio of earnings to fixed charges:

•	earnings have been based on income from continued operations before income taxes and fixed charges (exclusive of the effects of capitalized interest); and

•	fixed charges consist of interest expense, capitalized interest, amortization of debt expense and the estimated interest portion of rents.

DESCRIPTION OF DEBT SECURITIES

       This prospectus contains a summary of the debt securities. This summary is not meant to be a complete description of the debt securities. This prospectus, however, and the accompanying prospectus supplement, contain the material terms and conditions for the debt securities.

      Debt securities in one or more series will be issued under a Trust Indenture (the “Indenture”) to be entered into between HMI and the Trustee named in the Indenture (the “Note Trustee”). Particular series of debt securities will be authorized under supplements to the Indenture, or as otherwise permitted under the Indenture. The Indenture will be qualified under the Trust Indenture Act.

      The following description sets forth some general terms and provisions of the debt securities to which any prospectus supplement may relate. The particular terms of the debt securities of any series offered by any prospectus supplement, and the extent, if any, to which such general provisions may not apply to the debt securities of the series so offered, will be described in the prospectus supplement relating to such series. For more information, please refer to the Indenture. Capitalized terms used in this prospectus that are not defined will have the meanings given them in the Indenture.

      The following summaries of some material provisions of the debt securities and the Indenture are subject to, and qualified in their entirety by reference to, all the provisions of the Indenture, including the definitions in this registration statement of some terms.

General

      Each prospectus supplement will describe the following terms relating to a series of debt securities:

•	The designation of the series;

•	Any limit upon the aggregate principal amount of the debt securities of the series to be issued;

•	The maturity date(s) of the debt securities of the series;

•	The annual interest rate(s) or the method for determining the rate(s) and the date interest will begin to accrue on the debt securities of the series, the dates interest will be payable, and the regular record dates for interest payment dates or the method for determining the dates;

•	The date, if any, after which, and the prices at which the debt securities of the series may, pursuant to any optional redemption provisions, be redeemed at HMI’s option, and other related terms and provisions;

•	The dates, if any, on which and the prices at which HMI is obligated to redeem, or at the holder’s option to purchase, debt securities of the series and other related terms and provisions;

•	Any covenants with respect to the debt securities of a series which are different from the covenants contained in the Indenture, and the terms pursuant to which such covenants are subject to defeasance; and

•	Any other terms (which terms shall not be inconsistent with the Indenture) of debt securities of the series.

      The debt securities of a series may be issued as original issue discount notes. An original issue discount note is a note, including any zero-coupon note, which is issued at a price lower than the amount payable upon its stated maturity and provides that upon redemption or acceleration of the maturity, an amount less than the amount payable upon the stated maturity shall become due and payable. The United States federal income tax considerations applicable to debt securities sold at an original issue discount will be described in the applicable prospectus supplement.

      The Indenture does not limit the aggregate principal amount of debt securities that may be issued from time to time in series.

      HMI may, without the consent of holders of the debt securities, issue additional debt securities having the same ranking and same interest rate, maturity, and other terms as the debt securities. Unless otherwise described in a prospectus supplement, a series of debt securities may be reopened for issuance of additional debt securities of such series.

Form, Exchange and Transfer

      The debt securities of each series will be issuable only in fully-registered form without coupons and, unless otherwise specified in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The Indenture provides that debt securities of any series shall be issuable in temporary or permanent global form as book-entry notes that will be deposited with or on behalf of The Depository Trust Company (the “depositary”) or a successor depositary named by HMI.

      At the option of the holders, subject to the terms of the Indenture and certain limitations applicable to global notes described below, debt securities of any series will be exchangeable for other debt securities of the same series in any authorized denominations and of like tenor and aggregate principal amount.

      Subject to the terms of the Indenture and certain limitations applicable to global notes described below, debt securities may be presented for exchange or for registration of transfer (duly endorsed or with a form of transfer endorsed thereon duly executed if so required by HMI or the Registrar) at the office of the Registrar or at the office of any transfer agent designated by HMI for that purpose. No service charge will be made for any registration of transfer or exchange, but HMI may require payment of any taxes or other governmental charges. The Registrar and any transfer agent (in addition to the Registrar) initially designated by HMI for the debt securities of each series will be named in the applicable prospectus supplement. HMI may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve the change in the office through which any transfer agent acts, except that HMI will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

      If debt securities of any series are to be redeemed, HMI will not be required to:

•	issue, register the transfer of, or exchange any debt security of that series during a period beginning at the opening of business 15 days before the date of mailing of a notice of redemption of any such debt security that may be selected for redemption and ending at the close of business on the day of such mailing; or

•	register the transfer of or exchange any debt security so selected for redemption, in whole or in part, except the unredeemed portion of any such debt security being redeemed in part.

Global Notes

      The debt securities of each series will be represented by one or more global notes that will be deposited with, or on behalf of, the depositary and registered in the name of Cede & Co., the nominee of the depositary.

      When the global notes are issued, the depositary for the global notes or its nominee will credit the accounts of persons holding interests in the global notes with the respective principal or face amounts of the book-entry debt securities, represented by the global notes. Ownership of beneficial interests in the global notes will be limited to participants and to persons that may hold interests through institutions known as “participants” that have accounts with the depositary. Ownership of beneficial interests by participants in the global notes will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the depositary or its nominee for the global notes. Ownership of beneficial interests in the global notes by persons that hold through a participant will be shown on, and the transfer of that ownership interest within that participant will be effected only through, records maintained by that participant.

      The total amount of any principal and interest due on any global note on any interest payment date or at maturity will be made available to the Note Trustee on that date. As soon as possible after that date, the Note Trustee will make the payments to the depositary. Neither HMI, the Note Trustee, nor any paying agent will have any responsibility or liability for any aspect of the depositary’s records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any of the depositary’s records relating to the beneficial ownership interests.

      HMI has been advised by the depositary that upon receipt of any payment of principal of or interest on the global notes, the depositary will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global notes as shown on the records of the depositary. The accounts to be credited will be designated by the soliciting agent or, to the extent that the debt securities are offered and sold directly, by HMI. Payments by participants to owners of beneficial interests in the global notes held through these participants will be governed by standing instructions and customary practices, as is now the case with notes held for customer accounts registered in “street name” and will be the sole responsibility of these participants.

      The global notes may not be transferred except as a whole by a nominee among the depositary, and its nominees and successors. In any of these cases below, the global notes of a series are exchangeable for definitive debt securities of that series in registered form, bearing interest at the same rate, having the same date of issuance, maturity and other terms and of differing denominations aggregating a like amount, only if:

•	the depositary notifies HMI that it is unwilling or unable to continue as depositary for the global notes or if at any time the depositary ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by HMI within ninety (90) days; or

•	HMI in its sole discretion determines that the global notes will be exchangeable for definitive debt securities in registered form.

      If issued, the definitive debt securities will be registered in the names of the owners of the beneficial interests in the global notes as provided by the depositary’s relevant participants as identified by the depositary holding the global notes. Except as described in this paragraph, the global notes are not exchangeable, except for global notes of like denominations to be registered in the name of the depositary or its nominee.

      As long as the depositary for the global notes, or its nominee, is the registered owner of the global notes, the depositary or its nominee, as the case may be, will be considered the sole owner or holder of the global notes for the purposes of receiving payment on the debt securities, receiving notices and for all other purposes under the Indenture and the debt securities. Except as provided above, owners of beneficial interests in the global notes will not be entitled to receive physical delivery of debt securities in definitive form and will not be considered the holders of debt securities for any purpose under the Indenture.

      Accordingly, each person owning a beneficial interest in the global notes must rely on the procedures of the depositary and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the Indenture. The laws of some jurisdictions require that some types of purchasers of notes take physical delivery of the notes in definitive form. The limits and laws described in this paragraph may impair the ability to transfer beneficial interests in the global notes.

      HMI understands that under existing industry practices, if HMI requests any action of holders or if an owner of a beneficial interest in a global note desires to give or take any action which a holder is entitled to give or take under the Indenture, the depositary would authorize the participants holding the relevant beneficial interests to give or take that action and the participants would authorize beneficial owners owning through these participants to give or take that action or would otherwise act upon the instructions of beneficial owners owning through them.

      The depositary has advised HMI that it is:

•	a limited-purpose trust company under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

The depositary was created to hold securities of its participating organizations (“participants”) and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the depositary. Access to the depositary’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by the depositary only through participants.

Payment and Paying Agents

      Unless otherwise indicated in the applicable prospectus supplement, payment of the interest on any debt security on any interest payment date will be made to the Person in whose name such debt security is registered at the close of business on the regular record date for such interest.

      Principal of, and any premium and interest on, any debt security of a particular series will be payable at the office of the paying agents designated by HMI, except that unless otherwise indicated in the applicable prospectus supplement, interest payments may be made by check mailed to the holder. The Person(s) designated in such prospectus supplement as paying agents (which Person(s) may include HMI) will serve as paying agent(s) for payments with respect to the debt securities of such series. HMI will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

      All monies paid by HMI to a paying agent or the Note Trustee for the payment of the principal of, or any premium or interest on, any debt security which remains unclaimed at the end of two years after that principal, premium or interest has become due and payable will be repaid to HMI, and the holder of the debt security thereafter may look only to HMI for payment thereof.

Indenture Covenants

Limitation on Liens

      HMI will not, and will not permit any Subsidiary to, issue, assume, guaranty, or create any Debt secured by any Lien upon any Operating Property or any shares of stock or any Debt of any Subsidiary, without effectively securing the debt securities equally and ratably with such Debt. This restriction does not apply to:

•	Liens on any Operating Property acquired, constructed or improved by HMI or any Subsidiary after the date of the Indenture to secure Debt issued, assumed or guaranteed within 180 days after such acquisition or completion of construction or improvement to provide for the payment of the purchase price of, or the cost of constructing or improving, the Operating Property;

•	Liens existing on any Operating Property at the time of its acquisition by HMI or one of its Subsidiaries, or Liens on any shares of stock or Debt of any Subsidiary existing at the time it becomes a Subsidiary;

•	Liens existing at the time of acquisition on any Operating Property acquired from any Person merged with or into HMI or a Subsidiary;

•	Liens on Operating Property to secure Debt of a Subsidiary to HMI or to another Subsidiary;

•	Liens in existence on any Operating Property of HMI or any shares of stock or Debt of any Subsidiary on the date of the Indenture;

•	Liens in favor of governmental bodies;

•	Liens imposed by law such as warehousemen’s, mechanic’s or similar Liens;

•	Liens on any unimproved real Operating Property constructed or improved after the date of the Indenture to secure or provide for such construction or improvement;

•	Pledges or deposits in connection with worker’s compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

•	Liens for taxes, assessments, governmental charges or levies not yet due or which are being contested in good faith;

•	Liens securing Debt incurred to extend, renew or replace Debt secured by any Lien; provided the new Debt has a principal amount no greater than the original amount and as long as the Lien does not extend to any other property; and

•	The issuance, assumption or guaranty by HMI or any Subsidiary of Debt secured by a Lien which would otherwise be prohibited by the Indenture if the sum of (1) all secured Debt of HMI and its Subsidiaries otherwise prohibited by the Indenture; and (2) the Attributable Debt of all Sale and Leaseback Transactions otherwise prohibited under the Indenture does not exceed 10% of Consolidated Net Tangible Assets.

Limitation on Sale and Leaseback Transactions

      HMI will not, and will not permit any Subsidiary to, enter into any Sale and Leaseback Transaction involving any Operating Property unless, within 120 days of the effective date of the Sale and Leaseback Transaction, HMI or the Subsidiary applies an amount equal to the greater of the fair value of such property (as determined by HMI’s board of directors) or the net proceeds of sale to: (1) the prepayment or retirement (other than mandatory prepayment or retirement) of Funded Debt of HMI or its Subsidiary; or (2) the purchase of other property that will constitute Operating Property.

      This restriction does not apply to a Sale and Leaseback Transaction if: (a) HMI or the Subsidiary could create Debt in an amount equal to the Attributable Debt of the Sale and Leaseback Transaction secured by the Operating Property without being required to equally and ratably secure the debt securities under the “Limitation on Liens” covenant; (b) the Sale and Leaseback Transaction is between HMI and a Subsidiary or between Subsidiaries; or (c) the Sale and Leaseback Transaction involves taking back a lease for a period of three years or less (including renewals).

Limitation on Consolidation, Merger and Sale of Assets

      HMI may not consolidate with or merge into any other Person, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any Person unless: (a) the Person formed by, or surviving, any consolidation is a corporation organized and existing under the laws of the United States of America or a state of the United States of America or the District of Columbia; (b) such Person assumes payment of the principal of, premium, if any, and interest on the debt securities and the performance and observance of the Indenture; and (c) immediately after giving effect to the transaction, no event of default will have happened or be continuing.

Definitions

      “Attributable Debt” means, with respect to a Sale and Leaseback Transaction, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended) using a discount rate equal to the average interest rate per annum used to calculate the present value of operating lease payments for the most recent year in HMI’s most recent annual report to stockholders. The term “net rental payments” under any lease for any period shall mean the sum of the rental and other payments required to be paid in such period by the lessee thereunder, not including, however, any amounts required to be paid by such lessee (whether or not designated as rental or additional rental) on account of maintenance and repairs, insurance, taxes, assessments, water rates, or similar charges required to be paid by such lessee thereunder or any amounts required to be paid by such lessee thereunder contingent upon the amount of sales, maintenance and repairs, insurance, taxes, assessments, water rates, or similar charges.

      “Consolidated Net Tangible Assets” means, at any date, the total of all assets appearing on the most recent consolidated balance sheet of HMI and its Subsidiaries less: (1) current liabilities including liabilities for Debt maturing more than 12 months from the date of the original creation thereof but maturing within 12 months from the date of determination; (2) reserves for depreciation and other asset valuation reserves; (3) intangible assets including, without limitation, such items as goodwill, trademarks, trade names, patents, unamortized debt discount and expense, and other similar intangibles carried as an asset on said balance sheet; and (4) appropriate adjustments on account of minority interests of other Persons holding stock in any Subsidiary.

      “Debt” means, at any date, all obligations of a Person for borrowed money, including obligations secured by Liens on property owned by the Person, whether or not the Person is directly liable for the obligations.

      “Funded Debt” means Debt which matures more than one year from the date of computation, or which is extendable or renewable at the sole option of the obligor so that it may become payable more than one year from such date, and guarantees of Funded Debt.

      “Lien” means any mortgage, deed of trust, security interest, pledge, lien or other encumbrance.

      “Operating Property” means (a) all real property and improvements thereon owned by the Company or by a Subsidiary, including, without limitation, any manufacturing facility, warehouse, office building or other similar property, wherever located, provided that such term shall not include any such property which the Board of Directors of HMI shall have declared by resolution, together with all other property similarly excluded from the term “Operating Property,” not to be of material importance to the business of the Company and its Subsidiaries taken as a whole; provided, however, that any parcel of unimproved real property with a fair market value of less than $2,000,000 shall be deemed not to be of material importance, and shall be automatically excluded from the term “Operating Property” without the need for a Board of Directors resolution as described above, so long as the aggregate amount of all such properties that have been excluded from the term “Operating Property” (whether automatically or through a Board of

Directors resolution) shall not exceed 10% of Consolidated Net Tangible Assets; and (b) all equipment and fixtures owned and used by the Company or any Subsidiaries other than office equipment, furniture, or other assets or equipment not directly related to and used in connection with the manufacturing operations of the Company or any of its Subsidiaries.

      “Person” means any individual, corporation, limited liability company, partnership, joint venture, joint stock company, trust, unincorporated organization, or government or any agency or political subdivision of the government.

      “Sale and Leaseback Transaction” means any arrangement with any Person providing for the leasing to HMI or any Subsidiary of any Operating Property, which Operating Property has been or is to be sold or transferred by HMI or such Subsidiary to such Person.

      “Subsidiary” means: (1) a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by HMI, by one or more other Subsidiaries, or by HMI and one or more other Subsidiaries; or (2) any other Person of which HMI or one or more Subsidiaries, or HMI and one or more Subsidiaries, directly or indirectly has at least a majority ownership and power to direct the policies, management and affairs of such Person.

Defeasance and Covenant Defeasance

      HMI may elect either (a) to defease and be discharged from any and all obligations with respect to the debt securities of any series (other than certain obligations with respect to the Note Trustee, transfers and replacement of debt securities, and other administrative matters) or (b) to be released from its obligations described above under “Limitation on Liens,” “Limitation on Sale and Leaseback Transactions,” and “Limitation on Consolidation, Merger and Sale of Assets” with respect to the debt securities of a series and any other covenants made applicable to the debt securities of that series which are subject to defeasance, only: (1) upon the deposit with the Note Trustee in trust of money and/or U.S. government obligations which through the payment of interest and principal of the U.S. government obligations in accordance with their terms will provide money in an amount sufficient to pay any installment of principal, premium, if any, and interest on the debt securities of such series on the stated maturity of the payments in accordance with the terms of the Indenture and the debt securities of that series; (2) upon an opinion of tax counsel to the effect that the holders of such series will not recognize income, gain, or loss for federal tax purposes as a result of such deposit or defeasance, which opinion of counsel must refer to and be based on a ruling of the Internal Revenue Service (which ruling may be, but need not be, issued with respect to HMI) or otherwise a change in applicable federal income tax law occurring after the date of the Indenture; and (3) if at the time of defeasance or release, no event of default with respect to such series will have happened or be continuing. In addition, the Company may also obtain a discharge with respect to debt securities of any series if such debt securities have become due and payable or are by their terms to become due and payable within one year, or are to be called for redemption within one year, or certain other conditions are satisfied, upon deposit with the Note Trustee, in trust, of money sufficient to pay at stated maturity or upon redemption the debt securities of that series.

Events of Default under the Indenture

      The following are events of default under the Indenture with respect to the debt securities of any series;

•	failure to pay interest on the debt securities of that series when due which failure continues for 30 days;

•	failure to pay the principal or premium of the debt securities of that series when due;

•	failure to observe or perform any other covenant contained in the debt securities of that series or the Indenture which failure continues for 60 days after HMI receives notice from the Note Trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series;

•	particular events of bankruptcy, insolvency or reorganization of HMI;

•	a default which results in the acceleration of Debt of HMI or any Subsidiary in excess of $10,000,000 and such acceleration shall not be rescinded or such Debt shall not be discharged within 10 days.

      If an event of default with respect to the debt securities of any series occurs and is continuing, the Note Trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice in writing to HMI and to the Note Trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, on all debt securities of the series due and payable immediately.

      The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to such series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest on the debt securities of that series. Any such waiver shall cure such default or event of default.

      Subject to the terms of the Indenture, if an event of default under the Indenture shall occur and be continuing with respect to debt securities of any series, the Note Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of the debt securities of such series unless such holders have offered the Note Trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of such series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Note Trustee, or exercise any trust or power conferred on the Note Trustee, with respect to the debt securities of such series, provided that:

•	it is not in conflict with any law or the Indenture;

•	the Note Trustee may take any other action deemed proper by it which is not inconsistent with such direction; and

•	subject to its duties under the Trust Indenture Act, the Note Trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

      A holder of any debt security of a series will only have the right to institute a proceeding under the Indenture or to appoint a receiver or trustee or to seek other remedies if:

•	the holder has given written notice to the Note Trustee of a continuing event of default with respect to the debt securities of that series;

•	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holders have offered reasonable indemnity to the Note Trustee to institute such proceedings as trustee; and

•	the Note Trustee does not institute such proceeding and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of such series, other conflicting directions within 60 days after such notice, request and offer.

      These limitations do not apply to a suit instituted by a holder of any debt security if HMI defaults in the payment of the principal, premium, if any, or interest on such debt security.

      HMI will periodically file statements with the Note Trustee regarding its compliance with certain of the covenants in the Indenture.

Modification of Indenture; Waiver

      HMI and the Note Trustee may change the Indenture without the consent of any holders with respect to specific matters, including:

•	to cure any ambiguity, defect or inconsistency in the Indenture;

•	to authorize the issuance and establish the terms of a series of debt securities; or

•	to change anything that does not materially adversely affect the interests of any holder of debt securities.

      In addition, under the Indenture, the rights of holders of debt securities of a series may be changed by HMI and the Note Trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of that series. However, the following changes may only be made with the consent of each holder of any outstanding debt securities affected thereby:

•	extending the fixed maturity of any series of debt securities;

•	reducing the principal amount, or reducing the rate of or extending the time of payment of interest or any premium payable upon the redemption of any debt security of any series;

•	reducing the amount of principal of an Original Issue Discount Note or any other debt security payable upon acceleration of the maturity thereof;

•	changing the currency in which any debt security or any premium or interest thereon is payable;

•	impairing the right to enforce any payment on or with respect to any debt security;

•	reducing the percentage and principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the Indenture, for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults;

•	reducing the requirements contained in the Indenture for quorum or voting;

•	changing any obligations of HMI to maintain an office or agency in the places and for the purposes required by the Indenture;

•	providing for any preference or priority of any debt security over any other debt security; or

•	modifying any of the above provisions.

Information Concerning the Note Trustee

      The Note Trustee, other than during the occurrence and continuance of an event of default under the Indenture, undertakes to perform only such duties as are specifically detailed in the Indenture, and upon an event of default under the Indenture, must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Note Trustee is under no obligation to exercise any of the powers given it by the Indenture at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur in so doing. The Note Trustee is not required to spend or risk its own money or otherwise become financially liable for performing its duties unless it reasonably believes that it will be repaid or receive adequate indemnity.

Governing Law

      The Indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York, except for conflicts of laws provisions and to the extent that the Trust Indenture Act shall be applicable.

PLAN OF DISTRIBUTION

       HMI may sell the debt securities being offered hereby:

•	directly to purchasers;

•	through agents;

•	through underwriters; or

•	through dealers.

      Offers to purchase debt securities may be solicited directly by HMI or by agents designated by HMI from time to time. Any such agent, who may be deemed to be an underwriter as that term is defined in the Securities Act of 1933, involved in the offer or sale of the debt securities in respect of which this prospectus is delivered will be named, and any commissions payable by HMI to such agent will be set forth in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

      If any underwriters are utilized in the sale of the debt securities in respect of which this prospectus is delivered, HMI will enter into an underwriting agreement with such underwriters at the time of sale to them and the names of the underwriters and the terms of the transaction will be set forth in the prospectus supplement, which will be used by the underwriters to make resales of the debt securities in respect of which this prospectus is delivered to the public.

      If a dealer is utilized in the sale of the debt securities in respect of which this prospectus is delivered, HMI will sell such debt securities to the dealer, as principal. The dealer may then resell such debt securities to the public at varying prices to be determined by such dealer at the time of resale.

      Underwriters, dealers, and agents may be entitled under agreements entered into with HMI to indemnification by HMI against specific civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the underwriters, dealers, or agents may be required to make in respect thereof. Underwriters, dealers, and agents may be customers of, engage in transactions with, or perform services for HMI and its affiliates in the ordinary course of business.

      If so indicated in the applicable prospectus supplement, HMI will authorize underwriters, dealers, or agents to solicit offers by certain institutions to purchase debt securities pursuant to contracts providing for payment and delivery on a future date. These contracts may be made with commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and others, but in all cases such institutions must be approved by HMI. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the debt securities is at the time of delivery not prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters, dealers or agents authorized by HMI to solicit those institutions will not have any responsibility in respect of the validity or performance of such contracts.

      The place and time of delivery for the debt securities in respect of which this prospectus is delivered will be set forth in the accompanying prospectus supplement.

LEGAL MATTERS

       Legal matters relating to the debt securities offered hereby have been passed upon by Varnum, Riddering, Schmidt & Howlett LLP, Grand Rapids, Michigan. The legality of the debt securities offered hereby will be passed upon for the underwriters, dealers, and agents, if any, as set forth in the applicable prospectus supplement.

EXPERTS

       The audited consolidated financial statements and schedules incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

Part II

Information Not Required in Prospectus

Item 14.  Other Expenses of Issuance and Distribution.

      The expenses in connection with the registration of the shares are set forth in the following table. All amounts except the registration fee are estimated.

Registration Fee (Securities and Exchange Commission)	$79,200

Trustees and Depositary’s Fees	5,000

Accountant’s Fees and Expenses	5,000

Legal Fees and Expenses	85,000

Printing Expenses	70,000

Rating Agency Fees	160,000

Miscellaneous	5,000

Total	$409,200

Item 15.  Indemnification of Directors and Officers.

      The Articles of Incorporation of HMI provide that its directors and officers are required to be indemnified as of right to the fullest extent permitted under the Michigan Business Corporation Act (“MBCA”) in connection with any actual or threatened civil, criminal, administrative or investigative action, suit or proceeding (whether brought by or in the name of HMI, a subsidiary or otherwise) in which a director or officer is a witness or which is brought against a director or officer in his or her capacity as a director, officer, employee, agent or fiduciary of HMI or of any corporation, partnership, joint venture, trust, employee benefit plan or other enterprise which the director or officer was serving at the request of HMI. Persons who are not directors or officers of HMI may be similarly indemnified in respect of said service to the extent authorized by the Board of Directors of HMI. Under the MBCA, directors, officers, employees or agents are entitled to indemnification against expenses (including attorney fees) whenever they successfully defend legal proceedings brought against them by reason of the fact that they hold such a position with HMI. In addition, with respect to actions not brought by or in the right of HMI, indemnification is permitted under the MBCA for expenses (including attorney fees), judgments, fines, penalties and reasonable settlements if it is determined that the person seeking indemnification acted in a good faith and in a manner he or she reasonably believed to be in and not opposed to the best interest of HMI or its shareholders and, with respect to criminal proceedings, he or she had no reasonable cause to believe that his or her conduct was unlawful. With respect to actions brought by or in the right of HMI, indemnification is permitted under the MBCA for expenses (including attorney fees) and reasonable settlement, if it is determined that the person seeking indemnification acted in good faith and in a manner he or she reasonably believed to be in and not opposed to the best interest of HMI or its shareholders; provided, indemnification is not permitted if the person is found liable to HMI, unless the court in which the action or suit was brought has determined that indemnification is fair and reasonable in view of all the circumstances of the case.

      The MBCA and HMI’s Articles of Incorporation also authorize HMI to provide indemnification broader than that set forth in the MBCA and the Articles of

Incorporation. Pursuant to this authority, HMI has entered into indemnification agreements with each of its directors, which provide for the prompt indemnification to the fullest extent permitted by applicable law and for the prompt advancement of expenses, including reasonable attorney fees, incurred in connection with any proceeding in which a director is a witness or which is brought against a director in his or her capacity as a director, officer, employee, agent or fiduciary of HMI or of any corporation, partnership, joint venture, trust, employee benefit plan or other enterprise which the director is serving at the request of HMI. Indemnification is permitted for expenses and reasonable settlement amounts incurred in connection with a proceeding by or in the right of HMI and for expenses, judgments, penalties, fines and reasonable settlement amounts incurred in connection with the proceeding other than by or in the right of HMI. Indemnification under the indemnity agreements is conditioned on the director having acted in good faith and in a manner he or she reasonable believes to be in or not opposed to the best interest of HMI and, with respect to any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. The Articles of Incorporation of HMI also limit the personal liability of members of its Board of Directors for monetary damages with respect to claims by HMI or its shareholders resulting from certain negligent acts or omissions.

Item 16.  Exhibits.

      Reference is made to the Exhibit Index which appears at page II-6 of this registration statement.

Item 17.  Undertakings.

      The undersigned Registrant hereby undertakes:

      (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effect amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration restatement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;”

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8, or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

      (2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1993, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

Signatures

       Pursuant to the requirements of the Securities Act of 1933, as amended, HMI certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Zeeland, State of Michigan, on April 25, 2000.

HERMAN MILLER, INC.

By:	/s/ MICHAEL A. VOLKEMA

Michael A. Volkema
President and Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael A. Volkema and Elizabeth A. Nickels, or either of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any related registration statement (or amendment thereto) pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite, and ratifying and confirming all that said attorney-in-fact and agent or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

By: /s/ MICHAEL A. VOLKEMA Michael A. Volkema	President and Chief Executive Officer and Director	April 25, 2000

By: /s/ ELIZABETH A. NICKELS Elizabeth A. Nickels	Chief Financial Officer and Principal Accounting Officer	April 25, 2000

By: /s/ DAVID L. NELSON David L. Nelson	Chairman of the Board	April 25, 2000

By: /s/ RICHARD H. RUCH Richard H. Ruch	Director	April 25, 2000

By: /s/ DOROTHY A. TERRELL Dorothy A. Terrell	Director	April 25, 2000

Signature	Title	Date

By: /s/ J. HAROLD CHANDLER J. Harold Chandler	Director	April 25, 2000

By: /s/ E. DAVID CROCKETT E. David Crockett	Director	April 25, 2000

By: /s/ LORD GRIFFITHS OF FFORESTFACH Lord Griffiths of Fforestfach	Director	April 25, 2000

By: /s/ C. WILLIAM POLLARD C. William Pollard	Director	April 25, 2000

By: /s/ RUTH A. REISTER Ruth A. Reister	Director	April 25, 2000

By: /s/ MARY VERMEER ANDRINGA Mary Vermeer Andringa	Director	April 25, 2000

By: /s/ THOMAS C. PRATT Thomas C. Pratt	Director	April 25, 2000

Exhibit Index

Exhibit Number	Description of Exhibits

1.1	Form of Underwriting Agreement.
4.1	Form of Indenture.
4.3	The form of any debt security with respect to each particular series of debt securities issued hereunder will be filed as an exhibit to a current report of HMI and incorporated in this registration statement by reference.
5.1	Opinion of Varnum, Riddering, Schmidt & Howlett LLP.
12.1	Statement regarding Computation of Ratio of Earnings to Fixed Charges.
23.1	Consent of Arthur Andersen LLP, Independent Accountants.
23.2	Consent of Varnum, Riddering, Schmidt & Howlett LLP (included in Exhibit 5.1).
25.1	Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of Bank One Trust Company, National Association, as Trustee under the Indenture.